Exhibit 99.1

CryoMass Partners with California Manufacturer to Revolutionize Cannabinoid Production

August 31, 2023 07:10 ET| Source: Cryomass Technologies

DENVER, Aug. 31, 2023 (GLOBE NEWSWIRE) -- CryoMass Technologies Inc. (the “Company” or ” innovative cryogenic botanical refinement systems, has signed a license agreement with a California c RubberRock Inc. (“RubberRock”) co-owned by famed extractor Brad Robertson, co-founder of Guild Led by Chief Science Officer Brad Robertson and co-founder Kevin Ahaesy, RubberRock aims to beco wholesale of cannabis ingredients.

After demonstrating the trichome separation capabilities of the CryoSift Separator™, CryoMass most i efficient and scalable way to utilize CryoSift™ for large scale cannabinoid production. This meant findi expertise open to new methods beyond existing extraction processes. Current extraction techniques u concentrated input material like CryoSift™.

CryoMass found an ideal partner in pioneer extractor Brad Robertson. In 2015, Robertson and Guild E commercialize high-purity THCa crystalline, the natural form of THC found in raw cannabis plants. Rob extracting and isolating cannabinoids and terpenes using proprietary methods. His ability to produce p solvent, and in higher yields than other processors put him in a class of his own.

THCa crystalline

Robertson stated the collaboration “will allow RubberRock to become a top cannabinoid supplier in Ca CryoMass’s game-changing refinement process.”

Commercialization Update

With strong demand and solid pipeline, CryoMass continues selectively vetting partners to deploy its te upholding standards for controlled growth. The company has fielded over 200 inquiries from 20+ count prospects and is actively involved in conversations with 25+ of them. Near-term plans target two additi regions.

“We want to thank our 4000+ loyal shareholders for their continued support as we work to deliver on th said Noël.

CryoSift Separator Beta Unit™

The common stock of CryoMass Technologies Inc. trades on the OTC QB market under the symbol C contact the Company by email at investors@cryomass.com or by telephone at 303-222-8092.

About CryoMass

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the United States Pr 1995 that involve known and unknown risks, uncertainties and other factors, including risk factors iden which may cause the actual results, performance or achievements of the Company to be materially dif performance or achievements expressed or implied by the forward-looking statements. Risks and unc changes in the regulatory environment affecting the sale and use of cannabis or hemp products and of the Company will consider entering at a given time, demand for the Company’s products, internal fund Company, product roll-out, competition, our dependence upon our commercial partners, variations in t commercial matters involving the Company, its products and the markets in which the Company opera economic conditions. The forward-looking statements in this press release are made only as of the dat by applicable securities laws, the Company disclaims any intention or obligation to update or revise an a result of new information, future events or otherwise.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the canna Marijuana, as defined in the U.S. Controlled Substances Act, remains a Schedule I drug under the res law in the U.S. to, among other things, cultivate, distribute or possess cannabis. Financial transactions intended to promote, cannabis-related business activities in the U.S. may form the basis for prosecutio laundering legislation. Please carefully review the Company’s SEC filings with respect to related risk fa

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